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                                                                      EXHIBIT 11


                              DATA DIMENSIONS, INC.
                      CALCULATIONS OF NET INCOME PER SHARE
                      (In thousands, except per share data)
                                   (Unaudited)

                                              Three Months Ended           Nine Months Ended
                                                 September 30                 September 30
                                             --------------------         --------------------
                                              1997         1996            1997         1996
                                             -------      -------         -------      -------
Actual weighted average shares
outstanding for period                        11,978       11,331          11,708        9,729

Dilutive common stock options using the
treasury stock method                            354          462             351          456
                                             -------      -------         -------      -------
Total shares used in per share
calculations                                  12,332       11,793(1)       12,059       10,185(1)
                                             =======      =======         =======      =======
Net income                                   $ 1,359      $   211         $ 2,454      $   349
                                             =======      =======         =======      =======

Net income per share (2)                     $  0.11      $  0.02(1)      $  0.20      $  0.03(1)
                                             =======      =======         =======      =======




(1) Adjusted to give effect to a 3 for 1 stock split effective March 20, 1997.

(2) Fully diluted earnings per share does not differ by more than three percent from primary earnings per share.


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